UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT

Applied Energetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3812	77-0262908
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

2480 W Ruthrauff Road, Suite 140Q

Tucson, AZ 85705

P 520. 628-7415

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

George P. Farley

Chief Executive Officer

2480 W Ruthrauff Road, Suite 140Q

Tucson, AZ 85705

C 201 563-2263

(Name, address, and telephone of agent for service)

Copies to:

Mary P. O’Hara

Masur Griffitts + Co. LLP

65 Reade Street

New York, NY 1007

(212) 209-5483

(Approximate date of commencement of proposed sale to the public) As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company) Emerging growth company ☐

Calculation of Registration Fee

Title of each class to be registered	Amount to be registered (1)		Proposed Maximum Offering price per share (2)	Proposed maximum offering price (2)	Amount of registration fee
Common stock, $.001 par value	99,000,000	(3)	$0.10	$9,900,000	$1,147.41

(1) Pursuant to rule 416 under the Securities Act the shares of common stock being registered hereunder include such indeterminable number of shares as may be issuable as a result of stock split, stock dividends, or similar transactions,

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act.

(3) The Company is registering the following shares of common stock (i) 50,000,000 shares to be sold by the Company, (ii) 5,500,000 shares originally issued to a founder of the Company and (iii) 43,500,000 shares issued in private placement financings for cash and services provided to the Company.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION	DATED APRIL 27, 2017

Applied Energetics, Inc.

99,000,000 Shares of Common Stock

Applied Energetics, Inc., or the “Company” and “Selling Stockholders” named in this prospectus are offering to sell up to an aggregate of 99,000,000 shares of the Company’s common stock as follows:

(i)	50,000,000 shares to be sold by the Company,
(ii)	5,500,000 shares originally issued to a founder of the Company and
(iii)	43,500,000 shares issued in private placement financings for cash and services provided to the Company.

The Company is offering its shares directly to the public at a price of $___ per share and has no prior arrangement with any underwriter. The Company will receive all of the proceeds from its portion of this offering some of which will be used to pay expenses of this offering as set forth elsewhere in this Prospectus.

Selling shareholders owning _____________ common shares have agreed not to sell any shares during the 180 day period following the effectiveness of the registration statement. Selling Shareholders owning _____________ common shares have agreed to limit sales of their common shares to ________ shares per month during the same 180 day period.

We will not receive any proceeds from the sale of securities by the founder or the Selling Stockholders.  Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

Shares of our common stock trade on the OTCQB Bulletin Board under the symbol “AERG”.  On April 12, 2017 the closing price of our common stock was $0.03 per share.

See “Risk Factors” beginning on Page ___ for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this Prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

The Date of this Prospectus is April    , 2017

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Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

For investors outside the United States: We have done nothing that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, we have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus contains certain statements relating to our future results that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions; interest rate fluctuation; competitive pricing pressures within our market; equity and fixed income market fluctuation; technological change; changes in law; changes in fiscal, monetary regulatory and tax policies; monetary fluctuations as well as other risks and uncertainties detailed elsewhere in this prospectus or from time-to-time in our filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

CERTAIN TERMS USED IN THIS PROSPECTUS

When this prospectus uses the words “we,” “us,” “our,” “AERG,” and the “Company,” they refer to Applied Energetics, Inc. and its subsidiary.  “SEC” refers to the Securities and Exchange Commission.

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PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements in this prospectus and related notes included elsewhere herein. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. Since this is only a summary, it does not contain all of the information that may be important to you in making your investment decision. You should carefully read the more detailed information contained in this prospectus, including our financial statements in this prospectus and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 9 of this prospectus.

As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” the “Company” and “AERG” refer to Applied Energetics, Inc. and its subsidiary. Also, any reference to “common stock” refers to our common stock, par value $0.001 per share.

General

Applied Energetics, Inc. is a corporation organized and existing under the laws of the State of Delaware. Our executive office is located at 2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona, 85705 and our telephone number is (520) 628-7415.

Starting in the fourth quarter of 2014 and through the first quarter of 2017, the Company reported as a “shell company” as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended due to the suspension of its previous business activities in October, 2014. The Company has developed a comprehensive research and development program and commenced R&D Activities in April, 2017. Accordingly, the Company is no longer a “shell company” and expects to report as a “smaller reporting company”.

AERG has reactivated its previous business activities pursuant to Teaming and Consulting Agreements with (i) Applied Optical Sciences, Inc. (“AOS”), (ii) Stephen W. McCahon, Ph.D., one of the Company’s founders, a significant shareholder of the company and owner of AOS, who was primarily responsible for development of the Company’s existing Intellectual Property portfolio, and (iii) each of the members of the Scientific Advisory Board.

The members of the Scientific Advisory Board (‘SAB”) have agreed to assist in our Strategic Roadmap Development, expected R&D activities, and provide a sound technical basis for future teaming, investment, and market analysis. These members have been chosen based upon their areas of subject matter expertise and senior experience levels that span both the Department of Defense (“DOD") and commercial sectors.

AERG owns intellectual property that is integral and necessary for the development of Ultra-Short Pulse (“USP”) Lasers, Laser Guided Energy (“LGE”) and Direct Discharge Electrical products for military and commercial applications. AERG owns 40 patents of which 10 are classified by the DoD. The classified patents have no expiration date until such time as they are no longer classified after that they will have the normal 17-year patent protection.

We are in discussions with and expect to team with a major Defense Contractor for co-development and manufacture of military products. We will also anticipate teaming with a leading commercial laser technology manufacturer for co-development of commercial products resulting from our research and development efforts.

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Applied Optical Sciences

AOS and Dr. McCahon have the facilities and together with the SAB, the technical knowhow to utilize the Company’s intellectual property in the development of a next generation of Ultra-Short Pulse Lasers (“Advanced Ultra-Short Pulse Lasers” or “AUSP Lasers”). The parties have agreed to cooperate in the Company’s research and development activities and in the proposal and fulfillment of research and development contracts for branches of the Department of Defense, agencies of the federal government and other defense contractors and in other research and development activities relating to lasers. The Company and AOS have a research and development program for the next stage of LGE development that involves the development of AUSP Laser Technologies. These lasers technologies are designed to eventually allow for LGE weapon systems to be mounted on mobile platforms for multiple anti-terrorist missions including counter measures against Improvised Explosive Devices (“IED”), vehicle stopping, and many others. Importantly, the AUSP laser technologies required for successful LGE deployment leads to many new and unique emerging market opportunities in the commercial, medical, and other military applications.

AOS was founded in April 2010 to focus on the long-term research and development of advanced optical materials, photonic devices, Ultra-Short Pulse (USP) lasers and their applications. The Company is self-funded by Dr. McCahon. AOS has made significant investments to establish an approximately 3500 sq. ft. R&D facility that is divided into the three primary areas, Photonic devices, Ultra-Short Pulse (USP) laser development, Optical Thin Films and Material Science. AOS funded R&D activities have resulted in numerous proprietary advanced concepts and technical knowhow.  Recently AOS executed advanced USP laser hardware development under DoD funding using existing AOS proprietary concepts. Additionally, AOS has prepared laboratory space, hardware, and is re-configuring existing developmental testbeds in order to apply its proprietary technical knowledge to High Energy and Average Power USP lasers that will support the continued development of Company’s Laser Guided Energy technologies. This will allow for an immediate start on the Company’s R&D plan without significant capital investment or staffing.

Scientific Advisory Board

The members of the Scientific Advisory Board are:

Dr. Gregory Quarles

•	Chief Scientific Officer for The Optical Society (OSA) in Washington, DC.
•	Ph.D. M.S., Physics, University of Oklahoma, 1987.
•	30 years’ experience Optical Physics, Executive and Management Positions and Major Scientific Advisory Boards.
•	100 Publications, 5 Patents issued.

Dr. L. A. Schlie

•	Ph.D. EE , 1970, MSEE, 1966, BSEE, University of Illinois, 1965.
•	40 years’ experience In Optical Physics, Sr. Gov’t Scientist for Directed Energy Weapons.
•	70 journal papers, 2 book chapters and 21 patents.
•	Member of Various Steering Committees for DoD, DOE, DARPA, NSF and DHS.
•	Advisor for DoD, DOE, NASA and NSF on laser technology, applications and effects.

Dr. Charles Hale

•	Director of Research and Development, Daylight Solutions.
•	Ph.D. Engineering, Purdue University, 1999, MBA, University of Arizona. 2006.
•	21 years’ experience in engineering and program management in commercial and DoD environments.

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•	14 publications, 1 patent issued.

Dr. James Harrison

•	Senior Independent Consultant.
•	Ph.D., M.S., B.S. Electrical Engineering, M.I.T., 1986.
•	30 years’ experience in Lasers, Optical Physics, Electronic materials, Program and Executive Management.
•	60 scientific publications; 10 patents issued or pending,

Path Forward

Our goal is to increase the energy and power while decreasing the size, weight, and cost of USP lasers. We expect to develop very high energy and power scaled USP lasers that have a very broad range of applicability for Department of Defense, commercial, and medical applications. Although the historical market for AERG’s LGE technology is the U.S. Government, the AUSP technologies will provide numerous platforms for commercial and medical, markets creating a substantially larger product market.

Military Applications

Directed Energy Weapons

Directed Energy (“DE”) weapon system means military action involving the use of directed energy to incapacitate, damage, or destroy enemy equipment, facilities, or personnel. Previous to LGE, the only two viable DE weapon systems were High Energy Laser (HEL), which uses heat to burn targets and High Power Radio Frequency (HP-RF), weapons that use electromagnetic energy at specific electro-magnetic frequencies to disable electronic systems.

HEL and HP-RF DE technologies have been under development for decades with numerous DoD and other government contractors participating. The unique attributes of Directed Energy (DE) weapon systems —the ability to create precise effects against multiple targets near-instantaneously and at a very low cost per shot—have great potential to help the DoD in addressing future warfare requirements. The DoD invests research and development dollars into directed energy solutions to fill gaps identified by warfighters. For example, in future conflicts with capable enemies possessing large inventories of guided missiles, it may be operationally risky and cost-prohibitive for the U.S. military to continue to rely exclusively on a limited number of kinetic missile interceptors. Such a “missile competition” could allow an adversary to impose costs on U.S. forces by compelling them to intercept each incoming missile with far more expensive kinetic munitions. The DoD as made significant leaps in both performance and maturity as a result of many years of research. Recent developments in solid-state lasers have allowed the Navy to field in 2016 the first operational tactical laser system to offer weapon grade power in a compact system.

Laser Guided Energy

AERG’s Patented LGE weapon technology works like “man-made lightning”, via wireless electrical energy transmission through the atmosphere, to disable vehicles and other threats to our security. AERG has developed the underlying technologies that allow a user to precisely control where the man-made lightning goes in both direction, range, and magnitude. AERG’s LGE technologies are combined to create “laser filaments” as the laser passes through the atmosphere. The filaments in turn create Laser Induced Plasma Channels (“LIPC”) which enable the transmission of electrical energy.

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The Company’s development of LGE has thus led to a third DE technology creating a generational opportunity for a completely new weapon system development. The Company uniquely owns the critical intellectual property for LGE and therefore singularly owns the new third type of DE. The unique properties and demonstrated target effects of LGE allow for mission areas and applications that are not accessible to either HEL or RF DE. Therefore, LGE fills numerous requirements in the urban and asymmetric warfare environment. There is a very broad range of targets and effects that LGE addresses that are uniquely different from HEL and RF DE and therefore we do not compete directly within those application spaces

Commercial Applications

Our AUSP laser technology has potential applications in the rapidly developing advanced manufacturing processes and market spaces, such as 3D additive and subtractive processes. Examples of currently existing advanced 3D manufacturing includes the melting of plastic feed materials using high temperature extruders, photo-polymer cross-linking using UV lasers or patterned light sources, and melting or sintering of metals from powders using high power lasers. These processes generally produce individual parts with a single or simply mated second material or coarsely alloyed combination of like materials (e.g., metals). Additionally, many of these processes are designed to rapidly produce large volumes using relatively coarse starting materials and deposition resolutions resulting in rough finished surfaces and poor tolerances compared to traditional manufacturing methods. To accommodate for these drawbacks, post-processing using traditional Computer Numerical Control (“CNC”) machines are required for final fit and finish thus resulting in hybrid processes. It is expected that these hybrid processes will be refined over time and form an extremely important set of core capabilities for smart factory environments going forward many years.

In contrast, our existing underlying protected IP, knowledge, and technology base will allow for combining a very broad range of dissimilar basic materials such as metals, dielectrics, organic and inorganic molecules, and even live biological elements using a common set of deposition and processing technologies. Furthermore, the same basic underlying technologies and processes allow for in-situ and hybrid post-processing such as surface nano-structuring, ultra-precise 3D photo-polymerization and athermal machining at the micrometer spatial dimension. These capabilities will allow Applied Energetics to create novel new fabrication processes and systems that will be required for very fine 3D additive and subtractive manufacturing processes at the atomic/nano material level and micrometer physical dimensions.

We will apply our knowledge base and IP to further advance the areas of lasers, electrical energy transport, material vaporization, plasma generation and control, and optical physics to the next generation of advanced manufacturing. This includes novel processes for fundamental material combinatorial control to the atomic level, electric and magnetic field controlled mass transport, deposition and surface structuring, on-demand combinatorial alloying of thin films, and hybrid in-situ and post-processing of the resultant materials for final shaping and functionality. Under separate AOS investment and contracts, AOS is currently re-configuring a significant amount of equipment and laboratory capability to develop and demonstrate several advanced laser and manufacturing technologies and processes. It is expected that these technologies and processes will be directly applicable to the AERG’s future market spaces.

The aforementioned technologies and fundamental processes can be applied to advanced manufacturing areas including mixed material 3D fabrication, nanoparticle generation and deposition, on-demand mixed and gradient alloys, precision fabrication including athermal material removal, dielectric modification including sub-surface refractive index change and welding, and advanced optical sensing for process and quality control.

The aforementioned capabilities will be applied to the currently emerging Technologies 4.0, and inherently Manufacturing 4.0, which are multi-generational growth opportunities that will include highly advanced 3D fabrication capabilities, adaptation of exotic new materials and devices, and on-demand flexible and efficient manufacturing processes. Examples of expected product areas accessible by AE include mixed Photonic/RF/biological functions on a single chip for medical and environmental sensing that are directly linkable at the Cyber-Physical level and Internet of Things. These and similar products and applications will encompass large emerging market areas and greatly impact nearly all aspects of society for many generations to come.

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History

AERG was formed in 2002 as a response to the Secretary of Defense call to use innovation to combat terror. Stephen McCahon, Ph.D. and three other founders privately funded the Company with the strategy to bring viable “new” products to market that did not rely on previous “programs of record” and that were highly unique. AERG developed and has patents for its LGE technology as a reliable and humane alternative to conventional weapons used for defense against many types of terror attacks. AERG’s Joint Improvised Explosive Device Neutralizer (JIN) units, which are used to detect, diffuse and/or explode hidden bombs, are an outgrowth of certain technologies used in the LGE technology and were AERG’s first product deployed to the battlefield. Working with the US Marine Corps (“USMC”), AERG developed and delivered a system (“Banshee”) that demonstrated significant capability in over 200 missions in Afghanistan countering IEDs, a major threat to military operations throughout the world. The Department of Defense has not issued any contracts for JIN or similar products since 2008 due to the wind down of the war in Iraq and Afghanistan. AERG is not aware of any current DOD proposals or interest for JIN type of Counter Improvised Explosive Devices. Between 2005 and 2010, AERG billed and collected $38,550,698 pursuant to contracts with U.S. Navy and U.S. Marine Corp.

In 2004, AERG developed laboratory versions of its LGE weapons and was then contracted by the U.S. government for demonstrations and testing of the technologies against a very broad range of threats and within a broad range of operating environments. AERG has met with and demonstrated its LGE technology to all branches of the U.S. Military, as well as, other government organizations involved in various defense, anti-terrorism, and offensive military type operations. From these demonstrations, AERG received government support with increased security guidelines. Between 2003 and 2009, AERG billed and collected $48,078,031 for LGE applications and demonstrations pursuant to contracts from various branches of the U.S. Armed Forces and other branches of the Federal Government.

AERG developed potential applications for its LGE devices for numerous aspects of defense, whether it is sea, land, or air applications. Some possible sea applications are: Opposed boarding of a ship, warship protection against suicide craft, and high value terrorist target protection such as oil tankers. Land opportunities include use in the battlefield to disable vehicles and improvised explosive devices, base and perimeter defense against car bombs and terrorist attacks, Security and Sentry Operations such as check points and crowd control, and protection within nuclear facilities, embassies, and other critical protection areas.

Planned Research and Development Activities

AERG has created a 3 year plan to develop and demonstrate various critical underlying laser technologies that if successful will allow for USP laser energy scaling toward the 1 J / pulse level and power scaling to the kW regime average power level. While the focus is directed towards LGE mobile DoD platform integration, requiring reduced volume, weight, and military level ruggedization, the commercial market space for such advanced USP lasers is a rapidly growing market segment. A primary driver for the commercial USP market spaces is high average power output allowing for an increase in manufacturing throughput. It is expected that AERG will adapt the advanced USP laser technology developed under the R&D plan to the commercial markets and specifically to the emerging Technology 4.0 manufacturing environment. To fully develop the commercial potential for expected AERG USP laser performance, AERG expects to team with existing major laser manufacturers and other companies that possess critically related advanced fabrication technologies to allow for shared system development costs and rapid market penetration.

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Competition

AERG’s proprietary LIPC based LGE technology is a unique directed energy weapon, with products that can be integrated onto platforms being developed for use by the U.S. Government. In the fiscal year 2013, five major defense contractors, Boeing, United Defense, Northrop/Grumman, L-3 Communications Holdings, Inc. and Lockheed Martin, received about $80 billion for weapons manufacturing and development. These contractors specialize in different DE weapon system platforms and have had discussions with AERG to utilize LGE technology. Although AERG competes against other weapon systems for funding, the uniqueness of the LGE technology should continue to support its development into weapon platform programs. AERG like many other small defense contractors was adversely affected by cut backs in U.S. Government spending after 2011. AERG believes that there is renewed U.S. Government interest in DE and its LGE technology and believes that continued development of its LIPC technology and growing interest from all branches of the U.S. armed forces and other government agencies will lead to increases in government spending on LGE weaponry in the coming years. (See Recent Congressional Activity on Directed Energy Weapons below.)

Furthermore, AERG’s only direct LGE competition is foreign governments, China, Russia and the European Community, attempting to develop similar technologies. AERG believes that such foreign activity will create additional U.S. Government funding for LGE in order to maintain our country’s lead in directed-energy weapons.

AERG’s biggest commercial competitors are Trumpf (German), Rofin-Sinar (just purchased by Coherent, US), Coherent (US), and IPG (US), all billion dollar market class companies that have substantially more resources than AERG.

Recent Congressional Activity on Directed Energy Weapons

In December 2016 Congress passed the fiscal year 2017 “National Defense Authorization Act” (NDAA) that includes provisions indicating that Congress has taken a strong interest in efforts to perfect and implement directed energy weapons, a category that encompasses lasers, microwave weapons, and related technologies. The new NDAA requires DoD to establish a new position for a senior official with principal responsibility for directed energy weapons. Supported by DoD’ s existing High Energy Laser Joint Technology Office, now re-designated the Joint Directed Energy Transition Office, that will develop a strategic plan for moving directed energy weapons through development and prototyping into acquisition, and will otherwise support DOD’s efforts in the field. The new official may use funds for basic research, applied research, advanced technology development, prototyping, studies and analyses, and organizational support. The legislation authorized all requested funds for directed energy weapons. (https://www.aip.org/fyi/2016/congress-passes-national-defense-authorization-act)

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The Offering

Common stock offered by the Company	50,000,000 shares of our common stock

Offering Price	$___ per share

Common stock offered by selling stockholders	49,000,000 shares of our common stock of which:
(i) 5,500,000 shares by a Founder and former executive of the Company.
(ii) 43,500,000 shares issued in private placement financings for cash and services provided to the Company;

Use of Proceeds by the Company	The proceeds from the sale of 50,000,000 shares of our common stock estimated to be [$5,000,000] will be used to fund our planned research development activities and corporate overhead.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

Consolidated Statements of Operations Data:

	Years Ended December 31,
	2016	2015
Revenue	$-	$-

Net loss	$(492,605)	$(223,851)

Net loss attributable to common stockholders	$(526,610)	$(257,856)

Basic and diluted net loss per share attributable to common stockholders	$(0.01)	$(0.01)

Consolidated Balance Sheet Data:

	As of December 31,
	2016	2015
Total assets	$992	$136,840

Total capital lease obligations	$-	$-

Please refer to the Notes to the Financial Statements beginning on page F - 3 of this report for a more complete description of the numbers contained in the table above.

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RISK FACTORS

Future results of operations of Applied Energetics involve a number of known and unknown risks and uncertainties. Factors that could affect future operating results and cash flows and cause actual results to vary materially from historical results include, but are not limited to those risks set forth below:

Risk Related to Our Company

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report accompanying our financial statements, our independent auditors stated that our financial statements for the years ended December 31, 2015 and 2016 were prepared assuming that we would continue as a going concern, and that they have substantial doubt as to our ability to continue as a going concern. Our auditors have noted that our recurring losses from operations and negative cash flow from operations and the concern that we may incur additional losses due to the reduction in Government contract activity raise substantial doubt about our ability to continue as a going concern.

Our business has generated no revenues during the past two fiscal years and had a net operating loss during each period.

For each of the Company’s fiscal years ended December 31, 2016 and 2015, we had no revenues, and we had net operating losses of $495,169 and $225,323 for fiscal years 2016 and 2015, respectively. We can give no assurances that our planned operations will generate revenues in the future or whether any such revenues will result in profitability.

Risk Related to Our Previous Business Activities

We may be unable to adequately protect our intellectual property rights, which could affect our ability to sustain the value of such assets.

Protecting our intellectual property rights is critical to our ability to maintain the value of our intellectual property. We hold a number of United States patents and patent applications, as well as trademark, and registrations which are necessary and contribute significantly to the preservation of our competitive position in the market. There can be no assurance that any of these patents or future patent applications and other intellectual property will not be challenged, invalidated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. While we have entered into confidentiality and invention assignment agreements with our former employees, and entered into nondisclosure agreements with suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. These measures may not suffice to deter misappropriation or independent third party development of similar technologies. Based on our current financial condition, we may not have the funds available to enforce and protect our intellectual properties.

We may face claims of infringement of proprietary rights.

There is a risk that a third party may claim our products and technologies infringe on their proprietary rights. Whether or not our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expense in defending them. If any claims or actions are asserted against us, we may not have the funds necessary to defend against such claims. Our failure to do so could adversely affect the value of our intellectual property.

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We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their shares of common stock.

A large number of shares of our common stock could be sold in the market in the near future, which could depress our stock price.

As of March 29, 2017, we had outstanding approximately 158 million shares of common stock. Approximately 92 million of our shares are currently freely trading without restriction under the Securities Act of 1933, having been held by their holders for over one year and are eligible for sale under Rule 144(k) of the Securities Act

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Provisions of our corporate charter documents could delay or prevent change of control.

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 2,000,000 shares of "blank check" preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. In addition, our Certificate of Incorporation divides our board of directors into three classes, serving staggered three-year terms. At least two annual meetings, instead of one, will be required to effect a change in a majority of our board of directors. The designation of preferred stock in the future, the classification of our Board of Directors, its three classes and the rights agreement could make it difficult for third parties to gain control of our Company, prevent or substantially delay a change in control, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock. Moreover, the holders of our outstanding Series A Preferred Stock have a right to put their shares to the Company for an amount equal to the liquidation preference of approximately $340,000 plus unpaid dividends (approximately $119,000 as of December 31, 2016), in the event of a change of control. Such right could hinder our ability to sell our assets or merge with another Company.

The redemption and dividend provisions of our outstanding preferred stock are onerous due to our current financial condition.

The Company has redeemed substantially all of its outstanding preferred stock. At March 29, 2017, 13,602 shares were outstanding with a liquidation preference of approximately $340,000 and unpaid dividends of $119,000. As of February 28, 2017, the liquidation preference of our outstanding preferred stock plus unpaid dividends thereon was approximately $468,000. If an event occurs that would require us to redeem the preferred stock, we may not have the required cash to do so.

In addition, our annual dividend payment on the preferred stock is approximately $34,000, which will further deplete our cash. We have not paid the dividends commencing with the quarterly dividend due August 1, 2013 and, as a result, the dividend rate has increased to 10% per annum and will remain at that level until such failure no longer continues. Dividends in arrears as of February 28, 2017 was approximately $128,000. These terms may also make it more difficult for us to sell equity securities or complete an acquisition.

We may require additional financing to maintain our reporting requirements and administrative expenses

We have no meaningful revenues and are dependent on our cash on hand to fund the costs associated with the reporting obligations under the Securities Exchange Act of 1934, as amended, and other administrative costs associated with our corporate existence. For the years ended December 31, 2016, 2015 and 2014, we incurred net losses of $492,605, $223,851 and $718,826, respectively. General and administrative expenses include salaries, accounting fees other professional fees and other miscellaneous expenses. We do not expect to generate any revenues unless and until the commencement of business operations. In the event that our available funds prove to be insufficient, we will be required to seek additional financing. Our failure to secure additional financing could have a material adverse effect on our ability to pay the accounting and other fees in order to continue to fulfill our reporting obligations and pursue our business plan. We do not have any arrangements with any bank or financial institution to secure additional financing and such financing may not be available on terms acceptable and in our best interests.

Management has broad discretion over the selection of our prospective business and business opportunities

Any person who invests in our securities will do so without an opportunity to evaluate the specific merits or risks of our prospective business and business opportunities. As a result, investors will be entirely dependent on the broad discretion and judgment of management in connection with the selection of a prospective business. The business decisions made by our management may not be successful.

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Stockholders may not receive disclosure or information regarding a prospective business and business opportunities

As of the date of this Prospectus, we have not yet identified any prospective business or industry in which we may seek to become involved and at present we have no information concerning any prospective business. Management is not required to and may not provide stockholders with disclosure or information regarding any prospective business opportunities. Moreover, a prospective business opportunity may not result in a benefit to stockholders or prove to be more favorable to stockholders than any other investment that may be made by shareholders and investors.

Restrictions on the reliance of rule 144 by shell companies or former shell companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, pursuant to Rule 144, stockholders who receive our restricted securities in a business combination may not be able to sell our shares without registration for up to one year after we have completed the business combination.

We may issue additional securities in conjunction with a business opportunity which will result in a dilution of present stockholder ownership

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock. As of March 29, 2017, we have 157,785,520 shares issued and outstanding. We may be expected to issue additional shares in connection with our pursuit of new business opportunities and new business operations. To the extent that additional shares of common stock are issued, our stockholders would experience dilution of their respective ownership interests. If we issue shares of common stock in connection with our intent to pursue new business opportunities, a change in control of our Company is expected to occur. The issuance of additional shares of common stock may adversely affect the market price of our common stock, in the event that an active trading market commences.

We depend on the recruitment and retention of qualified personnel, and failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering and scientific personnel. To the extent we obtain Government contracts or significant commercial contracts our prospects depend upon our ability to attract and retain qualified engineering, scientific and manufacturing personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition. Additionally, since the majority of our business involves technologies that are classified due to national security reasons, we must hire U.S. Citizens who have the ability to obtain a security clearance. This further reduces our potential labor pool.

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Our future success will depend on our ability to develop and commercialize technologies and applications that address the needs of our markets.

Both our defense and commercial markets are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

•	identify emerging technological trends in our target markets;
•	develop and maintain competitive products;
•	enhance our products by improving performance and adding innovative features that differentiate our products from those of our competitors;
•	develop and manufacture and bring products to market quickly at cost-effective prices;
•	obtain commercial scale production orders from our Government and other customers;
•	meet scheduled timetables and enter into suitable arrangements for the development, certification and delivery of new products;
•	enter into suitable arrangements for volume production of mature products.

We believe that, in order to be competitive in the future, we will need to continue to develop and commercialize technologies and products, which will require the investment of financial and engineering resources. Due to the design complexity of our products, we may in the future experience delays in completing development and introduction on a commercial scale of new products. Any delays could result in increased costs of development, deflect resources from other projects or incur loss of contracts.

In addition, there can be no assurance that the market for our technologies and products will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenue and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing or differing technologies which gain market acceptance in advance of our products. The possibility that our competitors might develop new technology or products might cause our existing technology and products to become obsolete or create significant price competition. If we fail in our new product development and commercialization efforts or our products fail to achieve market acceptance more rapidly than our competitors, our revenue will decline and our business, financial condition and results of operations will be negatively affected.

UNRESOLVED STAFF COMMENTS

None.

PROPERTIES

As of March 2017, we have a month-to-month agreement to lease approximately 165 square feet of office space in Tucson, Arizona.

Our aggregate rent expense, including common area maintenance costs, was approximately $4,000 and $12,000 for 2016 and 2015, respectively.

We believe our facilities are adequate for our currently expected level of operations.

See Note 5 to our 2016 Consolidated Financial Statements contained elsewhere in this Prospectus, for information with respect to our lease commitments at December 31, 2016.

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LEGAL PROCEEDINGS

On January 13, 2017, three of the Company’s shareholders commenced an action entitled Superius Securities Group, Inc.et. al. vs George Farley, et.al. (CA No. 2017-0024-VCMR) in the Court of Chancery of the state of Delaware (the “Action”). The complaint asserts that in March 2016, George Farley, Chairman of the Company’s Board of Directors, then serving as its sole, acted without proper shareholder approval to amend AERG’s Certificate of Incorporation to increase the number of its authorized shares of stock from 125 million to 500 million. However, the Complaint acknowledges that the amendment was approved by a majority of AERG’s shareholders in an April 10, 2012 proxy vote. The Complaint makes no allegations that there was any defect in that vote. The proxy for the amendment expressly permitted such an increase in the number of AERG’s authorized shares “for any proper corporate purpose, including, without limitation, in connection with stock splits, stock dividends, sale of our Common Stock, employee stock incentive plan, other stock ownership plans, acquisitions and to engage in other types of capital raises or strategic transactions.”

The Complaint asserts that Farley breached his fiduciary duties of “loyalty, honesty and due care by issuing shares of stock to himself and the Company’s legal counsel at below fair market value, and failing to pursue corporate opportunities allegedly in the best interests of the Company and its stockholders.

The Company believes that the shareholders’ Compliant is not meritorious and has filed a memorandum of law in support of a motion to dismiss the shareholder’s Complaint in the Chancery Court of the State of Delaware.

We may also from time to time be involved in legal proceedings arising from the normal course of business.

USE OF PROCEEDS

The following table sets forth anticipated use of proceeds, estimated at $5,000.000 less $500,000 of offering expenses, of the portion of this offering being made by the Company, assuming sale of a sufficient number of shares to realize 25%, 50% 75% and 100% of the expected proceeds Company hereby:

	25%	50%	75%	100%
Offering Expenses	$125,000	$250,000	$375,000	$500,000
Working Capital	$1,125,000	$2,250,000	$3,375,000	$4,500,000

Total Proceeds:	$1,250,000	$2,500,000	$3,750,000	$5,000,000

We cannot be certain that the Company will sell any of the shares offered hereby at the offering price.

The Net Proceeds from this offering will be used to fund our operations which are expected to primarily consist of our research and development activities.

We will not receive any of the proceeds from the sale of the shares of our common stock offered by this Prospectus for the account of the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The offering price of $___ per share for shares sold by the Company hereunder is based on several factors including the historic market for our common stock, anticipated future market conditions, and receptiveness of the market to our business and plan of operations. It reflects our management’s best estimate based on these factors, but it is not necessarily an indication of the intrinsic value of the shares being offered nor can we be certain that the Company will be able to sell shares at this price.

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The Selling Stockholders will determine from time to time at what price they may sell the shares of common stock offered by this Prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2016:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale and issuance of 50,000,000 shares of our common stock by the Company in this offering, based upon the receipt by us of the estimated net proceeds from this offering at the assumed public offering price of $0.10 per share, after deducting estimated offering expenses payable by us and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this information together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this Prospectus.

	As of December 31, 2016
	Actual	As Adjusted

Cash and Cash Equivalents	$680	$4,500,680
Stockholders’ equity:
Preferred stock	$14	$14
Common stock	154,785	204,785
Additional paid-in capital	79,179,432	83,629,432
Accumulated deficit	(79,682,138)	(79,682,138)
Total stockholders’ (deficit) equity	$(347,907)	$4,152,093

The number of shares of common stock to be outstanding after this offering is based on 157,785,520 shares of common stock outstanding as of December 31, 2016, and excludes the following:

•	8,000,000 options to purchase our common stock at $0.05 per share which expire on March 31, 2022.
•	6,000,000 performance options to purchase out common stock at $0.25 per when the Company has reported $5,000,000 of cumulative revenues. These options expire on March 31, 2022.

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DILUTION

Investors purchasing shares of our common stock in this offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their shares of common stock. Dilution in pro forma as adjusted net tangible book value represents the difference between the public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering.

The offering will not result in further dilution to existing shareholders. Similarly, no dilution will result from sales of shares by the Selling Stockholders because such shares are already outstanding, and the Company will receive none of the proceeds of such sales.

Our net tangible book value as of December 31, 2016 was approximately ($347,907), or approximately ($0.002) per share. Net tangible book value per share represents our total shareholders’ equity less total intangible assets, divided by the number of shares of common stock outstanding as of March 31, 2017. Our adjusted post offering net tangible book value assuming $4.500,000 of net proceeds will be $4,152,093 or approximately $_______ per share. This represents an immediate increase in as adjusted net tangible book value of $_____ per share to our existing stockholders and an immediate dilution of $_____ per share to investors purchasing common stock in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Assumed public offering price per share		$-

Net tangible book value per share as of December 31, 2016	$(0.002)

Increase in net tangible book value per share attributable to new investors in this offering	$0.020

As adjusted net tangible book value per share immediately after this offering		$-

Dilution in net tangible book value per share to new investors in this offering		$-

DIVIDEND POLICY

Our Board of Directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on our future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASE OF EQUITY SECURITIES

Market price per share

Our common stock is currently quoted for trading on the Over the Counter Bulletin Boards and the OTC Pink, trading under the symbol “AERG”. The following table sets forth information as to the price range of our common stock for the period January 1, 2015 through March 31, 2017. No dividends on common stock were declared for these periods.

Quarterly Periods		High	Low
2015
	First	0.025	0.0033
	Second	0.016	0.0043
	Third	0.0069	0.002
	Fourth	0.005	0.0017
2016
	First	0.013	0.002
	Second	0.146	0.012
	Third	0.100	0.048
	Fourth	0.020	0.017
2017
	First	0.024	0.019

Holders of Record

As of April 24, 2017, there were approximately 341 holders of record of Applied Energetics’ common stock.

Unregistered Sale of Securities and Use of Proceeds

In March 2017, the Company issued 2,500,000 shares of common stock in exchange for $62,500 received from five individuals. The company also issued 500,000 shares of common stock in April 2017 to a consultant for services

Dividends

Dividends on our Preferred Stock are payable quarterly on the first day of February, May, August and November, in cash or shares of Common Stock. We paid dividends via the issuance of shares of Common Stock on our 6.5% Series A Convertible Preferred Stock in 2011. We paid cash dividends on our 6.5% Series A Convertible Preferred Stock in 2012 and February and May 2013. The Company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of December 31, 2016 and February 28, 2017 were approximately $119,000 and $128,000, respectively. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware general corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management discussion and analysis (“MD&A”) together with the risk factors set forth in Item 1A and with our audited Consolidated Financial Statements and Notes thereto included elsewhere herein.

Overview

The Company has reactivated its previous business activities pursuant to Teaming and Consulting Agreements with (i) Applied Optical Sciences, Inc. (“AOS”), (ii) Stephen W. McCahon, Ph.D., one of the company’s founders, a significant shareholder of the Company and owner of AOS, who was primarily responsible for development of the Company’s existing Intellectual Property portfolio, and (iii) each of the members of the Scientific Advisory Board. (collectively the “Consultants”).

The members of the Scientific Advisory Board (‘SAB”) have agreed to assist in our Strategic Roadmap Development, expected R&D activities, and provide a sound technical basis for future teaming, investment, and market analysis. These members have been chosen based upon their areas of subject matter expertise and senior experience levels that span both the Department of Defense (“DOD"). and commercial sectors

The company is engaged in the design, development of applied energy systems for military and commercial applications and Advanced Ultra Short Pulse lasers and high voltage lasers for commercial applications. Our goal is to increase the energy and power while decreasing the size, weight, and cost of AUSP lasers. We expect to develop very high energy and power scaled AUSP lasers that have a very broad range of applicability for Department of Defense, commercial, and medical applications. Although the historical market for AERG’s LGE technology is the U.S. Government, the AUSP technologies will provide numerous platforms for commercial and medical, markets creating a substantially larger product market.

The Company owns intellectual property that is integral and necessary for the development of Laser Guided Energy and Direct Discharge Electrical products for military and commercial uses and the Consultants have the facilities and technical knowhow to utilize the Company’s intellectual property in the development of a next generation of Advanced Ultra-Short Pulse Lasers. The Parties have also agreed to cooperate in the proposal and fulfillment of research and development contracts for branches of the Department of Defense, agencies of the Federal Government and other Defense contractors and in other research and development activities relating to lasers. We are preparing for the next stage of LGE development that involves the development of Advanced USP Laser Technologies. These lasers will allow for LGE weapon systems to be mounted on mobile platforms for multiple Anti-Terrorist missions including Counter Optical Measures, Counter-Improvised Explosive Devices (“C-IED”), Vehicle Stopping, and many others.

We expect to team with a major Defense Contractor for co-development and manufacture of military products. We also intend to team with a leading commercial laser technology manufacturer for co-development of commercial products resulting from our research and development efforts.

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Critical Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its assumptions on historical experiences and on various other inputs and estimates that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition, management considers the basis and methodology used in developing and selecting these estimates, the trends in and amounts of these estimates, specific matters affecting the amount of and changes in these estimates, and any other relevant matters related to these estimates, including significant issues concerning accounting principles and financial statement presentation. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. Significant estimates include revenue recognition under the percentage of completion method of contract accounting, estimate to forecast loss on contracts under the completed contract method of accounting, the valuation of inventory, estimates of long-lived asset value, and estimate to forecast expected forfeiture rate on stock-based compensation and stock-based compensation expense.

Revenue Recognition

Revenue has been derived from ongoing contract work for systems development, effects testing and the design and development of demonstration systems and sub-systems for our Government and commercial customers. This work is expected to be generally performed under cost-plus contracts with Government customers.

Revenue under long-term Government contracts is generally recorded under the percentage of completion method. Revenue, billable monthly, under cost plus fixed fee contracts is recorded as costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Costs include direct labor, direct materials, subcontractor costs and overhead. General and administrative expenses allowable under the terms of the contracts are allocated per contract depending on its direct labor and material proportion to total direct labor and material of all contracts. As contracts can extend over one or more accounting periods, revisions in earnings estimated during the course of work are reflected during the accounting period in which the facts become known. When the current contract estimate indicates a loss, a provision is made for the total anticipated loss in the period in which the facts become known. Management evaluates many variables and makes various assumptions related to the estimation of total cost of completion of long-term contracts. Management reviews the progress and performance of all contracts monthly.

The asset caption “accounts receivable” includes costs and estimated earnings in excess of billings on uncompleted contracts, which represents revenue recognized in excess of amounts billed. Such revenue is billable under the terms of the contracts at the end of the year, and is generally expected to be collected within one year. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

Revenue for other products and services is recognized when such products and services are delivered or performed and, in connection with certain sales to certain customers, when the products and services are accepted, which is normally negotiated as part of the initial contract. Revenue from commercial, non-Governmental customers has historically been based on fixed price contracts where the sale is recognized upon acceptance of the product or performance of the service and when payment is probable. Contract costs are accumulated in the same manner as inventory costs and are charged to operations as the related revenue from contract is recognized. When the current contract estimate indicates a loss, a provision is made for the total anticipated loss in the period in which the facts become known.

Inventories

Inventories include material, direct labor and related manufacturing and administrative overhead and are stated at the lower-of-cost (determined on a weighted average basis) or market for raw materials and work-in-process inventory. When actual contract cost and the estimate to complete exceed the estimated contract revenues, a loss provision is recorded. Due to the nature of our inventory, we analyze inventory on an item-by-item basis compared to future usage and sales for obsolescence quarterly.

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Share-Based Payments

Stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

The fair value of each option grant is estimated at the date of grant using the Black-Scholes-Merton option valuation model. We make the following assumptions relative to this model: (i) the annual dividend yield is zero as we do not pay dividends on our common stock, (ii) the weighted-average expected life is based on a midpoint scenario, where the expected life is determined to be half of the time from grant to expiration, regardless of vesting, (iii) the risk free interest rate is based on the U.S. Treasury security rate for the expected life, and (iv) the volatility is based on the level of fluctuations in our historical share price for a period equal to the weighted-average expected life. We estimate forfeitures when recognizing compensation expense and adjust this estimate over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.

Recoverability of Property and Equipment

We assess recoverability of property and equipment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

We assess the recoverability of property and equipment by determining whether the amortization of the balances over their remaining lives can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

Income Taxes

Deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Results of Operations

Our consolidated financial information for the years ending December 31, 2016, and 2015 is as follows:

	2016	2015
General and administrative	$(495,169)	$(225,323)
Other income:
Gain on asset disposal	-	1,000
Other income	2,542	-
Interest income	22	472
Loss before provision for income taxes	(492,605)	(223,851)
Provision for income taxes	-	-
Net loss	$(492,605)	$(223,851)

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General and Administrative

General and administrative expenses increased approximately $270,000 to $495,000 for the year ended December 31, 2016 compared to $225,000 for the year ended December 31, 2015. Consulting and professional services increased by approximately $451,000, miscellaneous expense increased by $3,000 and travel related expenses increased by $3,000. Insurance & miscellaneous fees decreased by $39,000 and building related expenses decreased by approximately $17,000.

At December 31, 2016, there were no unrecognized compensation costs related to unvested restricted stock awards.

Other Income

Other income for the year ended December 31, 2016 increased from the year ended December 31, 2015 primarily due to an approximate $3,000 refund from the LGE product line. Net interest income for 2016 was lower by approximately $1,000 from 2015 primarily due to interest income on our bank deposits.

Net Loss

Our operations in 2016 resulted in a net loss of approximately $493,000, an increase of approximately $269,000 compared to the approximately $224,000 million net loss for 2015. Our net loss attributable to common stockholders per common share – basic and diluted remained level at approximately ($0.01) per share.

Trend Discussion

It is too early to determine if efforts to obtain new business under our Teaming and Consulting Agreements will be successful.

Liquidity and Capital Resources

At December 31, 2016, we had approximately $1,000 of cash and cash equivalents, a decrease of approximately $137,000 from December 31, 2015. In 2016, we used approximately $136,000 in operating activities. This amount is comprised primarily of our net loss of $493,000, partially offset by an increase in accrued expenses of $227,000, an increase in accounts payable of $67,000 and noncash stock based compensation expense of $63,000 resulting in net cash outflow of approximately $136,000.

In their report accompanying our financial statements, our independent auditors stated that our financial statements for the year ended December 31, 2015 and 2016 were prepared assuming that we would continue as a going concern, and that they have substantial doubt as to our ability to continue as a going concern. Our auditors have noted that our recurring losses from operations and negative cash flow from operations and the concern that we may incur additional losses due to the reduction in Government contract activity raise substantial doubt about our ability to continue as a going concern.

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Contractual Obligations:

The following table summarizes our contractual obligations and other commercial commitments as of December 31, 2016:

	Payment by Period
	Total	Less than 1 Year

Operating leases	$326	$326

Total	$326	$326

Not included in the above table are the dividends on our Series A Preferred Stock that are approximately $35,000 each year (approximately $9,000 each quarter), assuming no conversion of the outstanding shares of Series A Preferred Stock into shares of common stock.

Operating Leases

We have, in the past, operated in leased premises under operating leases. Total rent expense on premises amounted to approximately $4,000 and $12,000 for 2016 and 2015, respectively.

Preferred Stock

The Series A Preferred Stock has a liquidation preference of $25.00 per share. The Series A Preferred Stock bears dividends at an initial rate of 6.5% of the liquidation preference per share per annum, which accrues from the date of issuance, and is payable quarterly. We have not paid dividends commencing with the quarterly dividend due August 1, 2013 and, as a result, the dividend rate has increased to 10% per annum and will remain at that level until such failure no longer continues. Dividends in arrears as of February 28, 2017 were approximately $128,000.

The holders of the Series A Preferred Stock have a right to put the stock to the Company for an aggregate amount equal to the liquidation preference (approximately $340,000) plus unpaid dividends of $125,000 in the event of a change in control. Dividends are payable in: (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date), provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement or (iii) any combination of the foregoing. As of December 31, 2016, there were 13,602 shares of Series A Preferred Stock outstanding.

Recent Accounting Pronouncements

Refer to Note 2 of Notes to Consolidated Financial Statements for a discussion of recent accounting standards and pronouncements.

Off-Balance Sheet Arrangements

As of December 31, 2016, we had no significant off-balance sheet arrangements other than operating leases. For a description of our operating leases, see Note 7 to the Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

In the normal course of business, our financial position is subject to a variety of risks, such as the ability to collect our accounts receivable and the recoverability of the carrying values of our long-term assets. We do not presently enter into any transactions involving derivative financial instruments for risk management or other purposes.

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Our available cash balances are deposited in bank demand deposit accounts. Substantially all of our cash flows are derived from our operations within the United States and today we are not subject to market risk associated with changes in foreign exchange rates.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our Consolidated Financial Statements, the related notes and the Report of Independent Registered Public Accounting Firms thereon, are included in Applied Energetics’ 2016 Consolidated Financial Statements and are filed as a part of this Prospectus on page F-1 following the signatures.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Principal Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2016. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its chief executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on that evaluation our Chief Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2016.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following is information with respect to our executive officers and directors:

Name	Age	Principal Position

George P. Farley	78	Chief Executive Officer, Principal Financial Officer and Director

George P. Farley: George P. Farley was designated as our chief executive officer and principal financial officer on March 2, 2016. Mr. Farley, a certified public accountant, has been a member of our Board of Directors since March 2004. Mr. Farley is Chairman of our Audit Committee and also serves as a member of our Compensation Committee. Since 1999, Mr. Farley has operated a consulting practice in which he assists and advises public and private companies in complex financial transactions, on complex accounting and reporting issues and at time providing Chief Financial Officer services. From 2005 until 2015 Mr. Farley was a principle financial advisor to magicJack VocalTec, Ltd and its founder. Through 2007, Mr. Farley served as a Director and a member of the Audit Committee of iCad, Inc. He has also served as a Director and member of the Audit Committee of Preserver Insurance Company, Inc. and Acorn Holdings Corp and as a Director for Olympia Leather Company, Inc. From November 1997 to August 1999, Mr. Farley was a Chief Financial Officer of Talk.com, Inc., which provides telecommunication services. Mr. Farley was also a director of Talk.com, Inc. Mr. Farley joined BDO USA, LLP in 1962 and was a partner at BDO USA, LLP from 1972 to 1995, where he specialized in complex financial transactions including over 100 Initial Public Offerings. He also served as the managing partner of BDO’s Philadelphia Office, National Director of Mergers and Acquisition and established BDO’s valuation practice.

Director Qualifications, Experience and Skills

Our director brings to our Board a wealth of executive leadership experience derived from his service as senior executive and, in many cases, founders of industry or knowledge specific consulting firms or operational businesses. They also offer extensive public company board experience. Our board member has demonstrated strong business acumen and an ability to exercise sound judgment and has a reputation for integrity, honesty and adherence to ethical standards. When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Corporate Governance and Nominating Committee and the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies set forth above and the specific individual qualifications, experience and skills as described below:

•	Mr. Farley’s extensive knowledge of accounting, the capital markets, financial reporting and financial strategies from his extensive public accounting experience, and prior services as a chief financial officer of a public company and as audit committee member of several public companies. Mr. Farley specialized in “Transactional Accounting” managing the accounting and auditing function for numerous public financings, mergers, acquisitions, reorganizations and business dispositions. In 1993, Mr. Farley was part of the team that created a new financing vehicle, the Specified Purpose Acquisition Company “SPAC”.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain officers and directors of Applied Energetics, and any persons who own more than ten percent of the common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the SEC and the NASDAQ Stock Market. Officers and directors of Applied Energetics, and greater than ten percent beneficial owners are also required to furnish us with copies of all such Section 16(a) forms they file. None of our officers or directors failed to file any Section 16(a) forms, nor were any such persons late in making any such filings.

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Code of Ethics

Applied Energetics has adopted a Code of Business Conduct and Ethics that applies to all of Applied Energetics’ employees and directors, including its chief executive officer, principal financial officer and principal accounting officer. Applied Energetics’ Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Applied Energetics’ business.

Our Code of Ethics and Business Conduct is available upon request made to us in writing at the following address, will be provided without charge:

Applied Energetics, Inc.

Attention: Compliance Officer

2410 West Ruthrauff Road, Suite 140 Q,

Tucson, AZ 85705

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board of Directors is comprised of Mr. Farley. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the scope and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our Board of Directors has determined that Mr. Farley is an “audit committee financial expert” as defined under Item 407 of Regulation S-K of the SEC. Refer to Item 10 above for Mr. Farley's qualifications.

Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Mr. Farley. The committee is responsible for establishing and maintaining executive compensation practices designed to encourage company profitability and enhance long-term shareholder value.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Mr. Farley. The Committee is responsible for establishing and maintaining corporate governance practices designed to aid the long-term success of Applied Energetics and effectively enhance and protect shareholder value.

Strategic Planning Committee

The Strategic Planning Committee is comprised of Mr. Farley. The Committee is responsible for providing oversight to establish strategic direction for the Company, develop with Company management and recommend to the Board a short and long-term strategic plan for the Company, periodically review and update the plan, investigate and review merger, acquisition, joint venture and other business combination and strategic opportunities and to provide oversight for monitoring and executing strategies.

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ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses, for the periods presented, the compensation for the person who served as our Chief Executive Officer and our Principal Financial Officer for the years ended December 31, 2016, and 2015 (the “Named Executive”). George P. Farley was designated as our Chief Executive Officer and Principal Financial Officer on March 2, 2016 and he did not receive any compensation for the year ended December 31, 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Total
George P Farley, Chief	2016	$150,000	$5,000	$155,000
Executive Officer and Principal	2015	$-	$-	$-
Financial Officer

(1)	Mr. Farley earned $12,500 per month for 2016, of which $24,500 was paid.
(2)	In March 2016, Mr. Farley was issued 5,000,000 shares of common stock under the 2007 Equity Incentive Plan.

Employment Agreements for Named Executive Officers

None

Director Compensation

Our director did not receive compensation for the year ended December 31, 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

During the fiscal year ended December 31, 2016, none of our executive officers served on the Board of Directors or the Compensation Committee of any other company whose executive officers also serve on our Board of Directors or our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS:

The following table sets forth information regarding the beneficial ownership of our Common Stock, based on information provided by the persons named below in publicly available filings, as of March 29, 2017:

•	each of our directors and executive officers;
•	all directors and executive officers of ours as a group; and
•	each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is care of Applied Energetics, 2480 W Ruthrauff Road, suite 140 Q, Tucson, Arizona 85705. Unless otherwise indicated, the Company believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

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For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of March 29, 2017 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 157,285,520 shares outstanding on March 29, 2017.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (1)
George P. Farley	5,000,000	(2)	3.2%
Stephen W. McCahon	17,927,861	(3)	11.4%
AnneMarieCo, LLC	20,000,000	(5)	12.7%
Stein Riso Mantel McDonough, LLP	10,000,000	(5)	6.4%
Superius Securities Group Inc. Profit Sharing Plan	8,535,997	(4)	5.4%
All directors and executive officers as a group (1 person)	5,000,000		3.2%

* Less than 1%

(1)	Computed based upon the total number of shares of common stock, restricted shares of common stock and shares of common stock underlying options held by that person that are exercisable within 60 days of the Record Date.
(2)	Based on information contained in a report on Schedule 13D filed with the SEC on February 24, 2017. Mr. Farley denies beneficial ownership of common stock owned by family partnerships
(3)	Based on information contained in a report on Schedule 13D filed with the SEC on February 24, 2017. Based on information known by the Company, Mr. McCahon’s address is C/O Applied Optical Sciences, 4595 Palo Verde Rd. Suite 517, Tucson, Arizona 85714
(4)	Based on information contained in a report on Schedule 13G filed with the SEC on October 29, 2009. The address of Superius Securities Group Inc. Profit Sharing Plan is 94 Grand Ave., Englewood, NJ 07631.
(5)	Based on information known by the Company.

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SELLING STOCKHOLDERS

The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on April _____, 2017, at which time 214,785,520 shares of our common stock were outstanding.  Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder,

Selling Stockholder (2)		Shares of Common Stock Owned Before the Offering	Total Number of Shares of Common Stock and Shares to be Offered (1) (2)	Shares of Common Stock and/or Common Stock to be Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
Stein Riso Mantel McDonough, LLP	(3)	10,000,000	10,000,000	-	-
Greg Fettig, Esq.	(3)	5,000,000	5,000,000	-	-
AnneMarieCo, LLC	(4)	20,000,000	20,000,000	-	-
Elizabeth McCahon	(4)	2,000,000	2,000,000	-	-
John McCahon	(4)	2,000,000	2,000,000	-	-
Joseph Haydon	(5)	5,500,000	5,500,000	-	-
Carole & Curtis Stout	(6)	1,000,000	1,000,000	-	-
Catherine Gonzales	(6)	1,000,000	1,000,000	-	-
Richard & Charlotte Petsche	(6)	500,000	500,000	-	-
Stephen W McCahon	(7)	17,927,861	17,927,861	-	-
Oaktree Capital Management, L.P.	(3)	500,000	500,000	-	-
William McCahon	(4)	2,000,000	2,000,000

(1)	Represents the shares held by the selling stockholders which we have agreed to include in this Registration Statement.
(2)	Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders. However, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur
(3)	Shares issued for services
(4)	Shares acquired by Gift
(5)	Shares issued as a founder of AERG
(6)	Shares purchased from Company
(7)	Shares issued as a founder of AERG and shares issued for services

Selling shareholders owning _____________ common shares have agreed not to sell any shares during the 180 day period following the effectiveness of the registration statement. Selling Shareholders owning _____________ common shares have agreed to limit sales of their common shares to ________ shares per month during the same 180 day period.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

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PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their donees, pledgees, assignees and successors-in-Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The following description of our capital stock being registered herein is a summary only and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and Amended and Restated Bylaws, which are included as Exhibits 3.1 through 3.7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (incorporating such documents by reference to prior reports on file with the SEC by the Company).

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, $0.001 par value per share.  Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Preferred Stock

As of December 31, 2016 and 2015, there were 13,602 and 13,602 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding, respectively. The company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of December 31, 2016 including previously accrued dividends included in our balance sheet are approximately $119,000. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware general corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year.

Our Series A Preferred Stock has a liquidation preference of $25.00 per Share. The Series A Preferred Stock bears dividends at the rate of 6.5% of the liquidation preference per share per annum, which accrues from the date of issuance, and is payable quarterly. Dividends may be paid in: (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date), provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement and the company’s common stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance or (iii) any combination of the foregoing. If the company fails to make a dividend payment within five business days following a dividend payment date, the dividend rate shall immediately and automatically increase by 1% from 6.5% of the liquidation preference per offered share of Series A preferred stock to 7.5% of such liquidation preference. If a payment default shall occur on two consecutive dividend payment dates, the dividend rate shall immediately and automatically increase to 10% of the liquidation preference for as long as such payment default continues and shall immediately and automatically return to the Initial dividend rate at such time as the payment default is no longer continuing.

LEGAL MATTERS

Masur Griffitts + Co. LLP will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company at December 31, 2016 and December 31, 2015 and for the years then ended appearing in this prospectus have been audited by RBSM LLP, Accountants and Advisors, which is an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORTS TO SECURITY HOLDERS

We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Applied Energetics Inc. 2480 W Ruthrauff Road, Suite 140Q, Tucson, AZ 85705 Attn. Stephen McCommon, Finance Manager.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the “Securities Exchange Act”), and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 100 F Street, N.E. Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, New York, NY 10021. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the securities covered by the filing.  However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

Applied Energetics, Inc. makes available free of charge via email request to smccommon@appliedenergetics.net its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after electronically filing or furnishing such material to the Securities and Exchange Commission (“SEC”).

You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2016:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	$-	343,067
Equity compensation plans not approved by security holders	-	$-	-
Total	-	$-	343,067

The following is a description of currently open stock option and equity plans.

The 2007 Stock Incentive Plan (“2007 Plan”), which provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock, (3) deferred stock, (4) stock appreciation rights, and (5) other stock-based awards. A total of 10,000,000 shares of common stock have been reserved for distribution pursuant to the 2007 Plan provided, however, that the maximum number of shares available for award or grant during the first five years of the 2007 Plan shall be an aggregate of 5,000,000 shares; and provided further that the maximum number of shares available for award or grant during any consecutive twelve month period shall be 1,000,000 shares during the first two years of the 2007 Plan and 2,000,000 shares during the third through fifth years of the 2007 Plan. The five-year limitation period ended September 10, 2012. As of December 31, 2016, there were no options to purchase shares were outstanding under this plan, no restricted stock grants remain outstanding under the plan and approximately 1 million shares were available for grant from this plan.

We have, from time to time, also granted non-plan options and other equity-based awards to certain officers, directors, employees and consultants. No inducement grants as defined were made during 2016, nor are any outstanding from previous years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Parties

Except as disclosed herein, no director, executive officer, stockholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended December 31, 2016.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Business Conduct, all officers and directors of the Company who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to Applied Energetics, are required to notify our Compliance Officer, who will review the proposed transaction and notify the Audit Committee of our Board of Directors for review and action as it sees fit, including, if necessary, approval by our Board of Directors.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES:

On February 25th, 2016, the Company engaged RBSM LLP as its independent registered public accounting firm for the audit of our financial statements for the year ended December 31, 2016. The following is a summary of the fees billed to the Company by its independent registered Public Accounting firm, RBSM LLP for professional services rendered for the years ended December 31, 2016 and December 31, 2015.

	2016	2015
Audit fees	$8,500	$-
Audit related fees	-	-
All other fees	-	-
Tax fees	3,250	-

	$11,750	$-

The following is a summary of the fees billed to the Company by its prior independent registered public accounting firm, Liggett & Webb P.A. for professional services rendered for the years ended December 31, 2016 and December 31, 2015.

	2016	2015
Audit fees	$2,500	$8,250
Audit related fees	-	-
All other fees	-	-
Tax fees	-	4,000

	$2,500	$12,250

Fees for audit services include fees associated with the annual audit of the Company and its subsidiaries, the review of our quarterly reports on Form 10-Q. Tax fees include tax compliance, tax advice, research and development credits and tax planning related to federal and state tax matters.

Pre-Approval Policies and Procedures

Consistent with the SEC requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Under the policy, the Audit Committee must approve non-audit services prior to the commencement of the specified service. Our independent registered public accounting firm, RBSM LLP, have verified to our Audit Committee that they have not performed, and will not perform any prohibited non-audit service.

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APPLIED ENERGETICS, INC.

FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

F-1

805 Third Avenue

14th Floor

New York, NY 10022

212.838-5100

212.838.2676/ Fax

www.rbsmllp.com

Report of the Independent Registered Public Accounting Firm

To the Board of Directors and shareholders

Applied Energetics, Inc.

We have audited the accompanying consolidated balance sheets of Applied Energetics, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations, stockholders’ equity and cash flows for the two years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Applied Energetics, Inc. will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

New York, NY

March 31, 2017

F-2

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2016	2015

Revenue	$-	$-
Cost of revenue	-	-

Gross profit	-	-

Operating expenses:
General and administrative	495,169	225,323

Total operating expenses	495,169	225,323

Operating loss	(495,169)	(225,323)

Other income
Gain on asset disposal	-	1,000
Other income	2,542	-
Interest income	22	472
Total other income	2,564	1,472

Loss before provision for income taxes	(492,605)	(223,851)

Provision for income taxes	-	-

Net loss	(492,605)	(223,851)

Preferred stock dividends	(34,005)	(34,005)

Net loss attributable to common stockholders	$(526,610)	$(257,856)

Net loss attributable to common stockholders per common share – basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	93,207,438	91,785,520

See accompanying notes to consolidated financial statements.

F-3

APPLIED ENERGETICS, INC.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$680	$136,840
Other assets	312	-
Total current assets	992	136,840

TOTAL ASSETS	$992	$136,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$66,986	$-
Accrued expenses - current	233,833	7,063
Accrued dividends	48,080	48,079
Total current liabilities	348,899	55,142

Total liabilities	348,899	55,142

Commitments and contingencies

Stockholders’ equity
Series A convertible preferred stock, $.001 par value, 2,000,000 shares authorized and 13,602 shares issued and outstanding at December 31, 2016 and at December 31, 2015 (Liquidation preference $340,050 and $340,050, respectively)	14	14
Common stock, $.001 par value, 500,000,000 shares authorized; 154,785,520 and 91,785,520 shares issued and outstanding at December 31, 2016 and at December 31, 2015, respectively	154,785	91,785
Additional paid-in capital	79,179,432	79,179,432
Accumulated deficit	(79,682,138)	(79,189,533)
Total stockholders’ equity	(347,907)	81,698
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$992	$136,840

See accompanying notes to consolidated financial statements.

F-4

APPLIED ENERGETICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2014	107,172	$107	91,785,520	$91,785	$79,236,839	$(79,296,426)	$32,305

Purchase of preferred stock	(93,570)	(93)	-	-	(57,407)	330,744	273,244
Net loss for the year ended December 31, 2015	-	-	-	-	-	(223,851)	(223,851)
Balance as of December 31, 2015	13,602	$14	91,785,520	$91,785	$79,179,432	$(79,189,533)	$81,698

Stock-based compensation expense	-	-	63,000,000	63,000	-	-	63,000
Net loss for the year ended December 31, 2016	-	-	-	-	-	(492,605)	(492,605)
Balance as of December 31, 2016	13,602	$14	154,785,520	$154,785	$79,179,432	$(79,682,138)	$(347,907)

See accompanying notes to consolidated financial statements.

F-5

APPLIED ENERGETICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(492,605)	$(223,851)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on equipment disposal	-	(1,000)
Noncash stock based compensation expense	63,000	-
Changes in assets and liabilities:
Prepaid expenses and other assets	(312)	59,305
Accounts payable	66,987	(4,967)
Accrued expenses	226,770	(379)
Net cash used in operating activities	(136,160)	(170,892)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of equipment	-	1,000
Net cash provided by investing activities	-	1,000

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on purchase of preferred stock	-	(57,500)
Net cash used in financing activities	-	(57,500)
Net decrease in cash and cash equivalents	(136,160)	(227,392)
Cash and cash equivalents, beginning of year	136,840	364,232
Cash and cash equivalents, end of year	$680	$136,840

Supplemental Cash Flow Information

Cancellation of preferred stock dividend	$-	$330,744
Cash paid for interest and taxes	$-	$-

See accompanying notes to consolidated financial statements.

F-6

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Applied Energetics, Inc. and its wholly owned subsidiary North Star Power Engineering, Inc. (“North Star”) (collectively, "company," "Applied Energetics," "we," "our" or "us"). All intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior period financial statement amounts to conform to the current presentation.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2016, the company incurred a net loss of approximately $493,000, had negative cash flows from operations of $136,000 and may incur additional future losses due to the reduction in Government contract activity. These matters raise substantial doubt as to the company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the company be unable to continue as a going concern.

Nature of Business

Applied Energetics, Inc. is a corporation organized and existing under the laws of the State of Delaware. Our executive office is located at 2480 west Ruthrauff Road, Suite 140 Q, Tucson, Arizona, 85705 and our telephone number is (520) 628-7415.

Applied Energetics, Inc., (OTCBB: AERG), has commenced its planned research and development program to develop the next generation of our Ultra Short Pulse lasers by increasing the energy and power while decreasing the size, weight, and cost of our Ultra Short Pulse lasers. We expect to develop very high energy and power scaled Advanced Ultra Short Pulses lasers that have a very broad range of applicability for Department of Defense, commercial, and medical applications. Although the historical market for AERG’s Laser Guided Energy technology has been the U.S. Government, our Advanced Ultra Short Pulse laser technologies the initial phase of our research and development program will provide numerous platforms for commercial and medical, markets creating a substantially larger product market for our Company.

Starting in the fourth quarter of 2014 and through the first quarter of 2017, the Company reported as a “shell company” as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended due to the suspension of its previous business activities in October, 2014. The Company has developed a comprehensive research and development program and commenced R&D Activities in April, 2017. Accordingly, the Company is no longer a “shell company” and expects to report as a “smaller reporting company”.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its assumptions on historical experiences and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition, management considers the basis and methodology used in developing and selecting these estimates, the trends in and amounts of these estimates, specific matters affecting the amount of and changes in these estimates, and any other relevant matters related to these estimates, including significant issues concerning accounting principles and financial statement presentation. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. Significant estimates include revenue recognition under the percentage of completion method of contract accounting, the valuation of inventory, carrying amounts of long-lived assets, valuation assumptions for share-based payments and measurements of income tax assets and liabilities.

F-7

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

A majority of revenue under long-term government contracts is recorded under the percentage of completion method. Revenue, billable monthly under cost plus fixed fee contracts, is recorded as costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Costs include direct labor, direct materials, subcontractor costs and manufacturing and administrative overhead allowable under the contract. General and administrative expenses allowable under the terms of contracts are allocated per contract, depending on its direct labor and material proportion to total direct labor and material of all contracts. As contracts can extend over one or more accounting periods, revisions in earnings estimated during the course of work are reflected during the accounting period in which the facts become known. When the current contract estimate indicates a loss, a provision is made for the total anticipated loss in the current period. We do not generally provide an allowance for returns from our government customers because our customer agreements do not provide for a right of return.

The asset caption “accounts receivable” includes costs and estimated earnings in excess of billings on uncompleted contracts, which represents revenue recognized in excess of amounts billed. Such revenue is billable under the terms of contracts at the end of the year, but was not invoiced until the following year and is generally expected to be collected within one year.

Revenue for other products and services is recognized when such products and services are delivered or performed and, in connection with certain sales to Government agencies, when the products and services are accepted, which is normally negotiated as part of the initial contract. Revenue from commercial, non-Governmental, customers is based on fixed price contracts where the sale is recognized upon acceptance of the product or performance of the service and when payment is probable. Contract costs are deferred in the same manner as inventory costs and are charged to operations as the related revenue from contracts is recognized. When a current contract estimate indicates a loss, a provision is made for the total anticipated loss in the period in which such facts become evident.

Net Loss Attributable to Common Stockholders

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period before giving effect to stock options, stock warrants, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to dilutive common stock equivalents. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. The number of options, restricted stock units and our Series A Convertible Preferred Stock, which were not included in the computation of earnings per share because the effect was antidilutive, was 38,256 and 67,422 for the years ended December 31, 2016 and 2015, respectively.

F-8

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Current Assets and Liabilities

The carrying amount of accounts payable approximate fair value due to the short maturity of these instruments.

Cash and Cash Equivalents

Cash equivalents are investments in money market funds or securities with an initial maturity of three months or less. These money market funds are invested in government and US treasury based securities.

Income Taxes

Deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized. Our valuation allowance is currently 100% of our assets.

We consider all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. We record a valuation allowance to reduce our deferred tax assets and review the amount of such allowance annually. When we determine certain deferred tax assets are more likely than not to be utilized, we will reduce our valuation allowance accordingly.

Share-Based Payments

Employee stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes-Merton option valuation model. We make the following assumptions relative to this model: (i) the annual dividend yield is zero as we do not pay dividends on common stock, (ii) the weighted-average expected life is based on a midpoint scenario, where the expected life is determined to be half of the time from grant to expiration, regardless of vesting, (iii) the risk free interest rate is based on the U.S. Treasury security rate for the expected life, and (iv) the volatility is based on the level of fluctuations in our historical share price for a period equal to the weighted-average expected life. We estimate forfeitures when recognizing compensation expense and adjust this estimate over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.

Significant Concentrations and Risks

We maintain cash balances at a commercial bank and, at times, balances exceed FDIC limits. Substantially all of our accounts receivable are with agents or departments of the US Federal Government which, although concentrated in one group of common entities, does not expose us to significant credit risk.

F-9

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Costs

Research and development costs include experimentation, design, and enhancement of proprietary technologies and products and are expensed as incurred.

NOTE 2 – NEW ACCOUNTING STANDARDS

The company has reviewed all issued accounting pronouncements and plans to adopt those that are applicable to it. The company does not expect the adoption of any other pronouncements to have an impact on its results of operations or financial position.

NOTE 3 – STOCKHOLDERS’ EQUITY

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $.001 per share and 2,000,000 shares of preferred stock at a par value of $.001 per share. On April 10, 2012, our stockholders approved an amendment to our certificate of incorporation to increase our authorized common stock from 125,000,000 to 500,000,000 shares at such time as our Board of Directors determined that effecting such amendment will be in the best interests of our company and our stockholders.

A certificate of amendment to increase our authorize common stock from 125,000,000 to 500,000,000 shares was filed and accepted and recorded by the Secretary of State of the State of Delaware on March 3, 2016.

Preferred Stock

As of December 31, 2016 and 2015 there were 13,602 and 13,602 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding, respectively. The company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of December 31, 2016 including previously accrued dividends included in our balance sheet are approximately $119,000. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware general corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year.

Our Series A Preferred Stock has a liquidation preference of $25.00 per Share. The Series A Preferred Stock bears dividends at the rate of 6.5% of the liquidation preference per share per annum, which accrues from the date of issuance, and is payable quarterly. Dividends may be paid in: (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date), provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement and the company’s common stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance or (iii) any combination of the foregoing. If the company fails to make a dividend payment within five business days following a dividend payment date, the dividend rate shall immediately and automatically increase by 1% from 6.5% of the liquidation preference per offered share of Series A preferred stock to 7.5% of such liquidation preference. If a payment default shall occur on two consecutive dividend payment dates, the dividend rate shall immediately and automatically increase to 10% of the liquidation preference for as long as such payment default continues and shall immediately and automatically return to the Initial dividend rate at such time as the payment default is no longer continuing.

F-10

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the liquidation preference (plus any unpaid dividends for periods prior to the dividend payment date immediately preceding the date of conversion by the holder) divided by the conversion price (initially $12.00 per share, subject to adjustment in the event of a stock dividend or split, reorganization, recapitalization or similar event.) If the closing sale price of the common stock is greater than 140% of the conversion price on 20 out of 30 trading days, the company may redeem the Series A Preferred Stock in whole or in part at any time through October 31, 2010, upon at least 30 days' notice, at a redemption price, payable in cash, equal to 100% of the liquidation preference of the shares to be redeemed, plus unpaid dividends thereon to, but excluding, the redemption date, subject to certain conditions. In addition, beginning November 1, 2010, the company may redeem the Series A Preferred Stock in whole or in part, upon at least 30 days' notice, at a redemption price, payable in cash, equal to 100% of the liquidation preference of the Series A Preferred Stock to be redeemed, plus unpaid dividends thereon to, but excluding, the redemption date, under certain conditions.

If a change of control occurs, each holder of shares of Series A Convertible Preferred Stock that are outstanding immediately prior to the change of control shall have the right to require the corporation to purchase, out of legally available funds, any outstanding shares of Series A Convertible Preferred Stock at the defined purchase price. The purchase price is defined as: per share of Preferred Stock, 101% of the liquidation preference thereof, plus all unpaid and accumulated dividends, if any, to the date of purchase thereof. The purchase price is payable, at the corporation's option, (x) in cash, (y) in shares of the common stock at a discount of 5% from the fair market value of Common Stock on the Purchase Date (i.e. valued at a 95% discount of the Common Stock on the Purchase Date), or (z) any combination thereof.

If the Corporation pays all or a portion of the Purchase Price in Common Stock, no fractional shares of Common Stock will be issued; instead, the company will round the applicable number of shares of Common Stock up to the nearest whole number of shares; provided that the Corporation may pay the Purchase Price (or a portion thereof), whether in cash or in shares of Common Stock, only if the Corporation has funds legally available for such payment and may pay the Purchase Price (or a portion thereof) in shares of its Common Stock only if (i) the Common Stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance and (ii) a shelf registration statement covering the issuance by the Corporation and/or resales of the Common Stock issuable as payment of the Purchase Price is effective on the Payment Date unless such shares are eligible for immediate resale in the public market by non-affiliates of the Corporation.

Dividends on our Preferred Stock are payable quarterly on the first day of February, May, August and November, in cash or shares of Common Stock, at our discretion.

In the fourth quarter of 2015, the company purchased 93,570 shares of its Series A Convertible Preferred Stock for approximately $58,000. The company cancelled the shares and returned them to unissued status. The company also reversed approximately $331,000 of accrued dividends payable.

Share-Based Payments

Applied Energetics adopted an Amended and Restated 2007 Stock Incentive Plan (“2007 Plan”) that provides for the grant of any or all of the following types of awards: (1) stock options, (2) restricted stock, (3) deferred stock, (4) stock appreciation rights, and (5) other stock-based awards, including restricted stock units, for periods up to 10 years. Stock options granted under the plans are generally for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. Options granted to employees will generally vest over two to four years. Most options granted have a contractual life of 5 years from the grant date. Restricted stock granted under the plans to employees generally vest immediately and/or over a period of up to four years. Some restricted stock granted under the plans vest only upon meeting certain departmental or company-wide performance goals. Both restricted stock and options granted to non-employee directors generally vest immediately on the date of grant. We have, from time to time, also granted non-plan options to certain officers, directors and employees. Total stock-based compensation expense for grants to officers, employees and consultants was approximately $63,000 and $-0- for the years ended December 31, 2016 and 2015, respectively, which was charged to general and administrative expense. In March, 2016 the Company sold, in exchange for services, 35,000,000 shares of its common stock to Consultants and 20,000,000 common shares to the Chief Executive Officer for $0.001 per share.

F-11

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2016 and 2015, there were outstanding options to purchase -0- and 32,000, respectively, of common stock. There were no unvested restricted stock units outstanding and there were no unvested restricted stock awards outstanding as of December 31, 2016 and December 31, 2015.

The following table sets forth information regarding awards under our 2007 Stock Incentive Plan:

As of December 31, 2016
	Share Grants Approved	Options Outstanding	Restricted Stock Awards Outstanding	Restricted Stock Units Outstanding	Shares Available for Award
2007 Stock Incentive Plan	10,000,000	-	-	-	343,067
Total		-	-	-	343,067

On September 10, 2007, the stockholders of Applied Energetics approved the adoption of the company’s 2007 Plan. A total of 10,000,000 shares of common stock have been reserved for distribution pursuant to the 2007 Plan. Grants from the 2007 Plan can be either service based, where the grant vests with the passage of time, or performance based, where the grant vests based on the attainment of a pre-defined company or departmental goal. We have the practice of issuing new stock to satisfy the exercise of stock options.

The fair value of restricted stock and restricted stock units was estimated using the closing price of our common stock on the date of award and fully recognized upon vesting.

No options were granted in 2016 or 2015.

There are 343,067 aggregate shares available for grant from the Stock Incentive Plans as of December 31, 2016.

F-12

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the activity of our stock options for the years ended December 31, 2016, and 2015:

	Shares	Weighted Average Exercise Price

Outstanding at December 31, 2014	32,000	$0.51

Granted	-	$-
Exercised	-	$-
Forfeited or expired	-	$-
Outstanding at December 31, 2015	32,000	$0.51

Granted	-	$-
Exercised	-	$-
Forfeited or expired	(32,000)	$0.51
Outstanding at December 31, 2016	-	$-

Exercisable at December 31, 2016	-	$-

As of December 31, 2016 and December 31, 2015, the aggregate intrinsic value (amount by which Applied Energetics’ closing stock price on the last trading day of the year exceeds the exercise price of the option) of options outstanding was $0, as the exercise price was greater than the market price. As of December 31, 2016 and 2015, the weighted average remaining contractual life of options outstanding and options exercisable was -0- and 0.45 years, respectively. At December 31, 2016, there was $0 of unrecognized compensation costs related to unvested stock options, net of estimated forfeitures.

There was no activity of our restricted stock units and restricted stock grants for the years ended December 31, 2016 and 2015:

As of December 31, 2016, there was no unrecognized stock-based compensation related to unvested restricted stock, net of estimated forfeitures.

Compensation expense recorded for shares and options delivered to non-employee consultants for the years ended December 31, 2016 and 2015 was approximately $0 and $0, respectively.

NOTE 4– SIGNIFICANT CUSTOMERS

The majority of our customers are either the Government or contractors to the Government and represent -0-% and -0-% of our revenue for 2016 and 2015, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Leases

In May 2016, we moved and entered into a month-to-month lease agreement to lease office space in Tucson, Arizona.

Rent expense was approximately $4,000 and $12,000 for 2016 and 2015, respectively.

At December 31, 2016, we had approximately $325 in future minimum lease payments due in less than a year.

F-13

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Guarantees

We agree to indemnify our officers and directors for certain events or occurrences arising as a result of the officers or directors serving in such capacity. The maximum amount of future payments that we could be required to make under these indemnification agreements is unlimited. However, we maintain a director's and officer’s liability insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result, we believe the estimated fair value of these indemnification agreements is minimal because of our insurance coverage and we have not recognized any liabilities for these agreements as of December 31, 2016 and 2015.

Litigation

Three of the Company’s shareholders commenced an action entitled Superius Securities Group, Inc.et. al. vs George Farley, et.al. (CA No. 2017-0024-VCMR) in the Court of Chancery of the state of Delaware (the “Action”), The complaint asserts that in March 2016, George Farley (‘Farley”), Chairman of the Board of Directors, Farley, as sole director of Applied Energetics, Inc. (“AERG” or the “Company”), acted without proper shareholder approval to amend AERG’s certificate of incorporation to increase the number of its authorized shares of stock from 125 million to 500 million. However, the Complaint acknowledges that the amendment was approved by a majority of AERG’s shareholders in an April 10, 2012 proxy vote. The Complaint makes no allegations that there was any defect in that vote. The proxy for the amendment expressly permitted such an increase in the number of AERG’s authorized shares “for any proper corporate purpose, including, without limitation, in connection with stock splits, stock dividends, sale of our Common Stock, employee stock incentive plan, other stock ownership plans, acquisitions and to engage in other types of capital raises or strategic transactions.”

The Complaint asserts that Farley breached his fiduciary duties of “loyalty, honesty and due care by issuing shares of stock to himself and the Company’s legal counsel at below fair market value, and failing to pursue corporate opportunities allegedly in the best interests of the Company and its stockholders.

The Company believes that the shareholder’s compliant is not meritorious and has filed a memorandum of law in support of a motion to dismiss the shareholder’s complaint in the Chancery Court of the State of Delaware.

We may from time to time be involved in legal proceedings arising from the normal course of business.

NOTE 6 – INCOME TAXES

The reconciliation of the difference between income taxes at the statutory rate and the income tax provision for the years ended:

	December 31 ,
	2016	2015

Computed tax at statutory rate	$(181,894)	$(76,270)
State taxes	(27,093)	(13,459)
Change in valuation allowance	208,988	89,729
Other	-	-
Provision (benefit) for taxes	$-	$-

F-14

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets (liabilities) consist of the following:

	December 31 ,
	2016	2015
Deferred Tax Assets:
Accruals and reserves	$-	$-
Depreciation and amortization	-	-
Federal tax credit carryforwards	239,098	239,098
State tax credit carryforwards	340,399	340,399
Net operating loss	21,033,083	20,753,940
Goodwill amortization	-	-
ASC 718 stock compensation	-	-
Valuation allowance	(21,612,580)	(21,333,437)
Total deferred tax assets	$-	$-

We believe that sufficient uncertainty exists regarding the future realization of our deferred tax assets and thus a full valuation allowance is required. The valuation allowance for the year ended December 31, 2015 and 2016 decreased by $879,000 in 2015 and increased by $279,000 in 2016 due to changes in deferred tax assets.

As of December 31, 2016, we have cumulative federal and Arizona net operating loss carryforwards of approximately $59.2 million and $5.8 million, respectively, which can be used to offset future income subject to taxes. Federal net operating loss carryforwards begin to expire in 2020. Arizona net operating loss carryforwards begin to expire in 2032. In addition there are federal net operating loss carryforwards is approximately $27.1 million from USHG related to pre-merger losses. We also have pre-merger federal capital loss carryforwards of approximately $520,000.

As of December 31, 2016, we had cumulative unused research and development tax credits of approximately $239,000 and $340,000, which can be used to reduce future federal and Arizona income taxes, respectively. As of December 31, 2016, we have cumulative unused federal minimum tax credit carryforwards from USHG of approximately $244,000. The federal minimum tax credit carryforwards are not subject to expiration under current federal tax law.

Utilization of our USHG pre-merger net operating loss carryforwards and tax credits is subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards and tax credit carryforwards before utilization.

We have unrecognized tax benefits attributable to losses and minimum tax credit carryforwards that were incurred by USHG prior to the merger in March 2004 as follows:

Balance at December 31, 2014	$9,635,824
Additions related to prior year tax positions	-
Additions related to current year tax positions	-
Reductions related to prior year tax positions and settlements
Balance at December 31, 2015	$9,635,824

Additions related to prior year tax positions	-
Additions related to current year tax positions	-
Reductions related to prior year tax positions and settlements	-
Balance at December 31, 2016	$9,635,824

These benefits are not recognized as a result of uncertainty regarding the utilization of the loss carryforwards and minimum tax credits. If in the future we utilize the attributes and resolve the uncertainty in our favor, the full amount will favorably impact our effective income tax rate.

F-15

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The company considers the U.S. and Arizona to be major tax jurisdictions. As of December 31, 2016, for federal tax purposes the tax years 2013, 2014 and 2015 and for Arizona the tax years 2013 through 2016 remain open to examination. The company currently does not expect any material changes to unrecognized tax positions within the next twelve months.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2016 and 2015, we had no accrued interest or penalties related to our unrecognized tax benefits.

NOTE 7 – SUBSEQUENT EVENT

The company’s management has evaluated subsequent events occurring after December 31, 2016, the date of our most recent balance sheet, through the date our financial statements were issued.

In March 2017, the company issued 2,500,000 shares of common stock in exchange for $62,500 received from five individuals. The company also issued 500,000 shares of common stock in April 2017 to a consultant for services.

In March 2017. The company granted each member of the Scientific Advisory Board options to purchase 2 million shares of $.001 par value common stock at a price of $0.05 per share. These options have a five year term and vest to the extent of 500,000 shares on the first anniversary of the grant and to the extent of 62,500 options per month during the 24 months following the initial vesting date.

The company also granted each member of the Scientific Advisory Board performance options to purchase 1.5 million shares of $0.001 par value common stock at a price of $0.25 per share. These options have a five year term and vest on the date the company has cumulative revenues of $5 million.

F-16

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses payable in connection with the offering and distribution of the securities being registered.

	Amount
SEC registration fee	$
Accounting fees and expenses		(1)
Printing and engraving expenses		(1)
Legal fees and expenses		(1)
Miscellaneous fees		(1)
Transfer Agent and Registrar Fees		(1)

Total	$	(1)

(1)	Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Certificate of Incorporation and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

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Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (1) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (2) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 15. Recent Sales of Unregistered Securities:

During the past three years, the Company has issued the following securities without registration. The shares were issued under Section 4(a)(2) of the Securities Act of 1933 as amended, as they were not issued in connection with a public offering.

In March 2017, the company issued 2,500,000 shares of common stock in exchange for $62,500 received from five individuals. The company also issued 500,000 shares of common stock in April 2017 to a consultant for services.

In March, 2016, the Company issued 55 million shares to consultants and individuals in exchange for services. On March 25, 2016 Mr. Farley was granted 5,000,000 shares of common stock under the 2007 Plan, additionally, two contractors were granted a total of 3,000,000 shares of common stock under the 2007 Plan.

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Item 16. Exhibits and Financial Statement Schedules:

EXHIBIT NUMBER	DESCRIPTION
2.1	Amended and Restated Plan and Agreement of Merger entered into as of March 17, 2004, by and among U.S. Home & Garden, Inc. (“USHG”), Ionatron Acquisition Corp., a wholly-owned subsidiary of USHG, Robert Kassel (for purposes of Sections 5.9, 6.2(d), 6.2(j), 9.4 and 10.10 only), Fred Heiden (for purposes of Section 9.4 only), and Ionatron, Inc. and Robert Howard, Stephen W. McCahon, Thomas C. Dearmin and Joseph C. Hayden (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 8-K filed with the SEC on March 24, 2004).
3.1	Certificate of Incorporation, as amended, (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-KSB for the fiscal year ended June 30, 1995).
3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on April 29, 2004 (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2004).
3.3	Certificate of Elimination of the 10% Series A Convertible Preferred Stock of the Registrant (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 8-K filed with the SEC on October 28, 2005).
3.4	Certificate of Designation of the 6.5% Series A Redeemable Convertible Preferred Stock of the Registrant (incorporated by reference to the comparable exhibit filed with the Registrant’s 8-K filed with the SEC on October 28, 2005).
3.5	Certificate of Ownership and Merger of Applied Energetics, Inc. into Ionatron, Inc. (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 8-K filed with the SEC on February 20, 2008).
3.6	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3 of the Registrant’s Form 10-Q for the Quarter ended June 30, 2007.
3.7	Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 10, 2007.
4.1	Form of certificate evidencing Common Stock, $.001 par value, of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-38483)).
5.1	Opinion and Consent of Counsel (to be filed by amendment)
10.1	2007 Stock Incentive Plan (as amended) (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-K for the year ended December 31, 2007).
10.2	Applied Energetics, Inc. consulting agreement with SVJ Enterprises LLC effective April 1, 2013 (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 8-K filed with the SEC on April 17, 2013)
21	Subsidiaries (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-K for the year ended December 31, 2006)
23.1	Consent of RBSM LLP
99.1	Compensation Committee Charter (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-K for the year ended December 31, 2010)
99.2	Corporate Governance and Nominating Committee Charter (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-K for the year ended December 31, 2009)
99.3	Audit Committee Charter (incorporated by reference to the comparable exhibit filed with the Registrant’s Form 10-K for the year ended December 31, 2009

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized on the 27th day of April 2017.

APPLIED ENERGETICS, INC.

By	/s/ George P Farley
George P Farley
Director, Chief Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ George P Farley	CEO, Chairman and Director	April 27, 2017

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